Press Release

November 2, 2026
Otter Tail Corporation Announces Third Quarter Results and Affirms the Midpoint of Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2026.
SUMMARY
•Produced quarterly diluted earnings per share of $1.41.
•Affirmed the midpoint of our annual earnings guidance and narrowed the range.
CEO OVERVIEW
“Our team members continue to deliver on our strategic growth plan and near-term priorities amidst a challenging operating environment,” said CEO Chuck MacFarlane.
“Otter Tail Power continues to perform well, as our team is executing on our regulatory priorities and robust rate base growth plan. We are making progress on our ongoing Minnesota rate case and our integrated resource plan filed with the Minnesota Public Utilities Commission earlier this year. Our team is advancing our ongoing renewable generation and transmission capital investment projects despite increasing challenges in transmission development. We are focused on strong project execution for the benefit of our customers and shareholders.
“We are encouraged by increasing sales volumes within our Manufacturing segment. End market demand continues to improve and our team is effectively executing on our strategy of providing value-added service to our customers. Our businesses are being impacted by inflationary cost pressures and the challenge of responding to increasing customer demand.
“As expected, Plastics segment financial results for the quarter were negatively impacted by lower sales volumes and a continued decline in the average sales price of our PVC pipe. Sales volumes decreased as our customers advanced their purchases of our PVC pipe earlier this year in response to announced resin price increases. In addition, a softening housing market also contributed to the decline in volumes for the period. Despite the quarterly decrease, our team continues to effectively leverage the large diameter capacity added at our PVC pipe facility in Arizona, helping to offset the decrease.
“We remain well positioned to deliver on our financial objectives for the year. We are maintaining the midpoint and narrowing the range of our 2026 annual earnings guidance.
“The fundamentals of our diversified portfolio remain strong, and we are confident in our ability to deliver on our strategic growth plan over the long-term. We continue to target a long-term earnings per share growth rate of 7 to 9 percent and a total shareholder return of 10 to 12 percent.”
QUARTERLY DIVIDEND
On November 2, 2026, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.5775 per share. This dividend is payable on December 10, 2026 to shareholders of record on November 13, 2026.
CASH FLOWS AND LIQUIDITY
Consolidated cash provided by operating activities was $307.9 million for the nine months ended September 30, 2026, compared with $288.9 million for the same period in 2025. The increase was primarily driven by lower working capital requirements, largely reflecting the timing of the recovery of fuel costs and rider revenues from our utility customers.
Investing activities for the nine months ended September 30, 2026 included $451.6 million of capital expenditures. Our capital investments were largely within our Electric segment and primarily related to our Abercrombie and Solway solar projects, wind repowering initiative, and transmission and distribution system investments.
Financing activities for the nine months ended September 30, 2026 included the issuance of $170.0 million of long-term debt by Otter Tail Power, the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the period also included $72.8 million of dividend payments and $31.5 million of net repayments of short-terms borrowings.
As of September 30, 2026 available liquidity totaled $601.8 million, consisting of $170.0 million and $178.5 million available under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, and $253.3 million of cash, cash equivalents and marketable securities.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2026	2025	Change	% Change
Operating Revenues	$134,979	$138,597	$(3,618)	(2.6)%
Net Income	27,418	27,308	110	0.4

Retail MWh Sales	1,385,582	1,373,054	12,528	0.9%
Heating Degree Days	7	25	(18)	(72.0)
Cooling Degree Days	460	326	134	41.1
The following table shows heating degree days and cooling degree days as a percent of normal.

	Three Months Ended September 30,
	2026	2025
Heating Degree Days	17.1%	61.0%
Cooling Degree Days	131.4%	93.1%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended September 30, 2026 and 2025.

	2026 vs Normal	2026 vs 2025	2025 vs Normal
Effect on Diluted Earnings Per Share	$0.03	$0.04	$(0.01)
Operating Revenues decreased $3.6 million, primarily due to an $11.9 million aggregate decrease in fuel recovery revenues and the impact of increased production tax credits, neither of which affects net income. These decreases were partially offset by a $5.9 million increase from rate increases in Minnesota and South Dakota, a $2.7 million increase from the recovery of additional rate base investments, and a $2.3 million increase from favorable weather.
Net Income increased $0.1 million as the benefits of interim rate increases, favorable weather, the recovery of additional rate base investments, and higher allowance for funds used during construction associated with continued investments in our large solar projects were largely offset by higher operating and maintenance expenses, including increased labor, vegetation management, and plant outage-related costs, as well as higher depreciation and interest expense associated with rate base growth.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$89,709	$76,951	$12,758	16.6%
Net Income	2,569	3,916	(1,347)	(34.4)
Operating Revenues increased $12.8 million primarily due to higher sales volumes and the pass through of increased steel costs. Sales volumes increased 13%, reflecting improved demand in the construction, recreational vehicle, lawn and garden, and industrial markets after experiencing softer market conditions and customer inventory reduction efforts during the same period last year.
Net Income decreased $1.3 million driven by higher selling, general, and administrative expenses and lower gross profit margins. Gross margins were negatively impacted by inflationary cost pressures and lower productivity as we added headcount to meet growing demand. These impacts were partially offset by higher sales volumes and increased scrap sales.

Plastics Segment

	Three Months Ended September 30,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$95,825	$110,015	$(14,190)	(12.9)%
Net Income	28,970	43,495	(14,525)	(33.4)
Operating Revenues decreased $14.2 million compared to the same period last year, reflecting a 9% decrease in average sales prices and a 5% decrease in sales volumes. Average sales prices continued to moderate from the peak level reached in late 2022. Lower sales volumes were primarily driven by the timing of customer purchases, including purchases made earlier in the year ahead of announced PVC resin cost increases, and softer demand for our products in certain regional markets due, in part, to softness in the housing market. Increased production capacity at our Phoenix facility partially offset the volume declines.
Net Income decreased $14.5 million, primarily due to lower sales prices and volumes, as discussed above, and a 10% increase in PVC resin and other input material costs, primarily driven by global PVC resin supply and demand dynamics.
Corporate

	Three Months Ended September 30,
(in thousands)	2026	2025	$ Change	% Change
Net Income	$506	$3,573	$(3,067)	(85.8)%
Net Income decreased $3.1 million compared to the same period last year, primarily due to lower income tax benefits recognized during the quarter and lower investment income resulting from a decrease in short-term investment balances.
2026 OUTLOOK
We are affirming the midpoint and narrowing our 2026 diluted earnings per share guidance range to $3.89 to $4.19 and our 2026 adjusted diluted earnings per share guidance range to $5.73 to $6.03.
The segment components of our 2026 guidance compared with actual earnings for 2025 are as follows:

		August 3, 2026				November 2, 2026
	2025 EPS by Segment	2026 EPS Guidance		2026 Adjusted EPS Guidance(1)		2026 EPS Guidance		2026 Adjusted EPS Guidance(1)
		Low	High	Low	High	Low	High	Low	High
Electric	$2.32	$2.61	$2.69	$2.61	$2.69	$2.62	$2.68	$2.62	$2.68
Manufacturing	0.27	0.32	0.38	0.32	0.38	0.32	0.36	0.32	0.36
Plastics	4.05	1.13	1.35	2.97	3.19	1.11	1.27	2.95	3.11
Corporate	(0.09)	(0.22)	(0.18)	(0.22)	(0.18)	(0.16)	(0.12)	(0.16)	(0.12)
Total	$6.55	$3.84	$4.24	$5.68	$6.08	$3.89	$4.19	$5.73	$6.03
Return on Equity	15.6%	8.7%	9.5%	n/a	n/a	8.7%	9.3%	n/a	n/a
Adjusted Return on Equity(1)	n/a	n/a	n/a	12.5%	13.3%	n/a	n/a	12.5%	13.1%
(1) Adjusted Diluted EPS and Adjusted Return on Equity are non-GAAP financial measures or metrics. Adjusted Diluted EPS Guidance, for both the Plastics segment and on a consolidated basis, can be reconciled to GAAP diluted EPS Guidance by excluding an adjustment of $1.84 which reflects the impact of legal settlement expenses recorded during the nine months ended September 30, 2026. Adjusted Return on Equity can be reconciled to anticipated return on equity calculated using a GAAP basis net income and GAAP basis shareholders’ equity, by excluding the impact of legal settlement expenses recorded during the nine months ended September 30, 2026 from anticipated net income and average shareholders’ equity for the annual period, which increases anticipated return on equity by 380 basis points.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 3, 2026 at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to the Events and Presentations section of the www.ottertail.com website and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
NON-GAAP FINANCIAL MEASURES
This press release includes certain adjusted financial measures (non-GAAP financial measures). The Company believes these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures.

We use Adjusted Net Income, Adjusted Earnings per Share, and Adjusted Return on Equity in evaluating the operating performance and profitability of our business. Management believes that these measures provide useful information to investors by facilitating period-to-period comparisons of operating results excluding the effects of the legal settlement expense and related income tax benefit. We define Adjusted Net Income as net income excluding legal settlement expenses and the related income tax benefit. We define Adjusted Earnings per Share as diluted net income per share excluding the per share impact of legal settlement expenses and the related income tax benefit. We define Adjusted Return on Equity as annual Adjusted Net Income divided by the average of total consolidated shareholders’ equity excluding the impact of legal settlement expenses and the related income tax benefit.
These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. Adjusted Net Income and Adjusted Diluted Earnings per Share are reconciled to their most directly comparable GAAP measures in the non-GAAP Reconciliations section. Guidance for Adjusted Diluted Earnings per Share and Adjusted Return on Equity are forward-looking non-GAAP financial measures that are reconciled to their respective most directly comparable GAAP financial measures in footnote (1) under 2026 Outlook.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “confident,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “optimistic,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2026 earnings and earnings per share, long-term earnings, earnings-per-share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing, and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government executive orders, legislation and regulation including foreign trade policy; environmental, health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2026	2025	2026	2025
Operating Revenues
Electric	$134,979	$138,597	$422,167	$417,048
Product Sales	185,534	186,966	579,755	578,911
Total Operating Revenues	320,513	325,563	1,001,922	995,959
Operating Expenses
Electric Production Fuel	21,114	25,442	52,499	56,055
Electric Purchased Power	5,539	9,495	45,821	55,862
Electric Operating and Maintenance Expense	50,174	41,144	155,123	136,830
Cost of Products Sold (excluding depreciation)	119,465	101,198	345,411	311,551
Nonelectric Selling, General, and Administrative Expenses	20,067	17,792	64,007	56,434
Depreciation and Amortization	30,608	29,554	91,398	88,376
Electric Property Taxes	4,649	4,333	14,232	12,788
Legal Settlement Expenses	—	—	103,500	—
Total Operating Expenses	251,616	228,958	871,991	717,896
Operating Income	68,897	96,605	129,931	278,063
Other Income and (Expense)
Interest Expense	(13,141)	(11,790)	(38,667)	(35,063)
Nonservice Components of Postretirement Benefits	668	304	2,161	2,441
Other Income (Expense), net	7,542	5,990	19,262	15,231
Income Before Taxes	63,966	91,109	112,687	260,672
Income Tax Expense (Benefit)	4,503	12,817	(11,777)	36,553
Net Income	$59,463	$78,292	$124,464	$224,119

Weighted-Average Common Shares Outstanding:
Basic	41,959	41,877	41,939	41,859
Diluted	42,168	42,138	42,123	42,106
Earnings Per Share:
Basic	$1.42	$1.87	$2.97	$5.35
Diluted	$1.41	$1.86	$2.95	$5.32

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
(in thousands)	2026	2025
Assets
Current Assets
Cash and Cash Equivalents	$205,829	$386,193
Restricted Cash	103,500	—
Receivables, net of allowance for credit losses	172,566	145,496
Inventories	178,145	158,598
Investments	1,205	54,311
Regulatory Assets	21,244	20,437
Other Current Assets	69,178	34,690
Total Current Assets	751,667	799,725
Noncurrent Assets
Investments	130,303	78,823
Property, Plant and Equipment, net of accumulated depreciation	3,243,986	2,876,685
Regulatory Assets	91,225	86,062
Intangible Assets, net of accumulated amortization	3,836	4,642
Goodwill	37,572	37,572
Other Noncurrent Assets	103,547	80,770
Total Noncurrent Assets	3,610,469	3,164,554
Total Assets	$4,362,136	$3,964,279

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$28,727	$60,242
Current Maturities of Long-Term Debt	121,966	79,951
Accounts Payable	127,118	93,606
Accrued Salaries and Wages	40,549	35,666
Accrued Taxes	16,320	18,460
Regulatory Liabilities	62,510	16,600
Other Current Liabilities	150,239	46,433
Total Current Liabilities	547,429	350,958
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	31,802	32,376
Other Postretirement Benefits Liability	32,861	31,813
Regulatory Liabilities	311,100	297,398
Deferred Income Taxes	294,639	305,931
Deferred Tax Credits	14,094	14,321
Other Noncurrent Liabilities	126,591	106,156
Total Noncurrent Liabilities and Deferred Credits	811,087	787,995
Commitments and Contingencies
Capitalization
Long-Term Debt	1,090,985	963,566
Shareholders’ Equity
Common Shares	209,928	209,528
Additional Paid-In Capital	433,609	434,195
Retained Earnings	1,269,234	1,217,567
Accumulated Other Comprehensive Income (Loss)	(136)	470
Total Shareholders' Equity	1,912,635	1,861,760
Total Capitalization	3,003,620	2,825,326
Total Liabilities and Shareholders' Equity	$4,362,136	$3,964,279

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Operating Activities
Net Income	$124,464	$224,119
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	91,398	88,376
Deferred Tax Credits	(227)	(477)
Deferred Income Taxes	(14,588)	14,527
Investment Gains	(3,893)	(5,519)
Stock Compensation Expense	9,735	8,106
Legal Settlement Expenses	103,500	—
Other, net	(8,605)	(3,636)
Change in Operating Assets and Liabilities:
Receivables	(27,070)	(20,730)
Inventories	(17,986)	(2,837)
Regulatory Assets	(8,833)	(1,429)
Other Assets	(5,492)	4,985
Accounts Payable	29,580	(8,702)
Accrued and Other Liabilities	2,134	(3,530)
Regulatory Liabilities	35,773	(363)
Pension and Other Postretirement Benefits	(1,995)	(3,941)
Net Cash Provided by Operating Activities	307,895	288,949
Investing Activities
Capital Expenditures	(451,586)	(213,329)
Proceeds from Disposal of Investments and Other Assets	61,627	4,957
Purchases of Investments and Other Assets	(56,236)	(7,642)
Net Cash Used in Investing Activities	(446,195)	(216,014)
Financing Activities
Net Repayments of Short-Term Debt	(31,515)	(69,615)
Proceeds from Issuance of Long-Term Debt	170,000	100,000
Dividends Paid	(72,797)	(66,044)
Payments for Shares Withheld for Employee Tax Obligations	(3,974)	(3,134)
Other, net	(278)	(3,007)
Net Cash Provided by (Used in) Financing Activities	61,436	(41,800)
Net Change in Cash, Cash Equivalents and Restricted Cash	(76,864)	31,135
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	386,193	294,651
Cash, Cash Equivalents and Restricted Cash at End of Period	$309,329	$325,786

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Operating Revenues
Electric	$134,979	$138,597	$422,167	$417,048
Manufacturing	89,709	76,951	267,731	237,363
Plastics	95,825	110,015	312,024	341,548
Total Operating Revenues	$320,513	$325,563	$1,001,922	$995,959

Operating Income (Loss)
Electric	$29,548	$35,750	$82,868	$88,426
Manufacturing	3,806	5,690	16,434	13,184
Plastics	39,342	58,957	44,612	189,867
Corporate	(3,799)	(3,792)	(13,983)	(13,414)
Total Operating Income	$68,897	$96,605	$129,931	$278,063

Net Income (Loss)
Electric	$27,418	$27,308	$81,365	$71,211
Manufacturing	2,569	3,916	11,423	8,930
Plastics	28,970	43,495	31,829	140,038
Corporate	506	3,573	(153)	3,940
Total Net Income	$59,463	$78,292	$124,464	$224,119

			Nine Months Ended September 30,
			2026	2025
Adjusted Net Income (Loss)1)
Electric			$81,365	$71,211
Manufacturing			11,423	8,930
Plastics			109,040	140,038
Corporate			(153)	3,940
Total Adjusted Net Income			$201,675	$224,119
(1) No adjustments were made to net income (loss) for three months ended September 30, 2026 and 2025.

OTTER TAIL CORPORATION
NON-GAAP RECONCILIATIONS (unaudited)
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS PER SHARE
The following table presents reconciliations of non-GAAP performance measures to the most directly comparable GAAP performance measures for the periods presented:

	Nine Months Ended September 30,
(in thousands)	2026	2025
Plastics Segment
Net Income	$31,829	$140,038
Add: Legal Settlement Expense	103,500	—
Less: Tax Effect of Adjustment(1)	(26,289)	—
Adjusted Net Income	$109,040	$140,038

Consolidated
Net Income	$124,464	$224,119
Add: Legal Settlement Expense	103,500	—
Less: Tax Effect of Adjustment(1)	(26,289)	—
Adjusted Net Income	$201,675	$224,119

Consolidated
Diluted Earnings Per Share	$2.95	$5.32
Add: Legal Settlement Expense	2.46	—
Less: Tax Effect of Adjustment(1)	(0.62)	—
Adjusted Diluted Earnings Per Share	$4.79	$5.32

(1) The tax effect of the adjustment was calculated using a 25.4% tax rate, determined based on a 21.0% federal statutory rate and a 4.4% blended state income tax rate.